Exhibit "E"

                       CHAIN OF TITLE DOCUMENTS







                      CERTIFICATE OF AUTHORSHIP


       The undersigned Mars Callahan, ("Authors"), hereby certifies as follows:

       (1)  That the screenplay entitled Spring Break '83,
("Screenplay"), and all literary material of all of the results and proceeds of the Author's services in connection therewith, was written solely by the Author for use in connection with the production of a motion picture to be based thereon ("Picture").

       (2) That the Screenplay is wholly original and has not been adapted from any other literary, dramatic or any other material of any kind or nature, excepting only incidental material which is in the public domain throughout the world; that the Screenplay does not contain any material which copies or uses the plot, scenes, sequences, story or characters of any other literary, dramatic or other work; that the Screenplay does not infringe upon any statutory or common law rights in any other literary, dramatic or other materials; that no material in the Screenplay is libelous or violative of the rights of privacy of any other person and the full use of the rights in the Screenplay herein granted to any subsequent owners ("Owner") will not violate any rights of any person, firm or corporation, and that the Screenplay is not in the public domain in any country in the world where copyright protection is available.

       The Author has caused this Certificate of Authorship to be executed as of this the _____ day of ________________________, 200__.


MARS CALLAHAN

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Signature

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Address

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Telephone

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